Exhibit 10.9

$50,000	Annual retainer for director

$ 2,000	Director’s fee for attendance in person or by phone at a Board Meeting

$10,000	Annual fee for Chairman of Audit Committee

$ 2,000	Director’s fee for attendance in person or by phone at a Committee meeting (unless on same day as Board meeting)
All reasonable out of pocket expenses, including, without limitation, travel expenses will be reimbursed upon submission of support documentation.
Any annual retainer or annual fee is to be payable in four equal installments, quarterly in advance, on or before the first day of each calendar quarter and shall accrue and be fully earned for any calendar quarter upon the director serving any portion of such calendar quarter as a director, chairman, committee member or committee chairman, as applicable.
Any committee member attending two committee meetings on the same day shall be entitled to receive only one attendance or telephone participation fee for both meetings, together with any additional amount that may be approved by the Board of Directors upon request of the Chairman in appropriate circumstances.